Exhibit 99.2
News Release

FOR IMMEDIATE RELEASE
JANUARY 3, 2012

CHESAPEAKE ENERGY CORPORATION ANNOUNCES COMPLETION OF
$2.32 BILLION UTICA SHALE JOINT VENTURE TRANSACTION
WITH TOTAL E&P USA, INC.

OKLAHOMA CITY, OKLAHOMA, JANUARY 3, 2012 – Chesapeake Energy Corporation (NYSE:CHK) today announced the completion of a joint venture (“JV”) transaction with Total E&P USA, Inc., a wholly owned subsidiary of Total S.A. (NYSE:TOT, FP:FP) (“Total”), whereby Total acquired an undivided 25% interest in approximately 619,000 net acres in the liquids-rich area of the Utica Shale.  Of the JV acreage, approximately 542,000 net acres were contributed to the JV by Chesapeake and approximately 77,000 net acres were contributed by Houston-based EnerVest, Ltd. and its affiliates (“EnerVest”).  The JV area covers all or a portion of 10 counties in eastern Ohio (the “JV AMI”).

The transaction, which closed on Friday, December 30, 2011, resulted in combined value of approximately $2.32 billion, of which approximately $2.03 billion was received by Chesapeake and approximately $290 million by EnerVest.  Approximately $610 million was paid to Chesapeake in cash at closing and approximately $1.42 billion will be paid in the form of a drilling and completion cost carry, which Chesapeake anticipates fully receiving by year-end 2014.

Chesapeake will serve as the operator of the JV and will conduct all leasing, drilling, completing, operating and marketing activities for the project.  The agreement provides that Total will acquire a 25% share of all additional acreage acquired by Chesapeake in the JV AMI.  Total will also participate with Chesapeake and EnerVest in midstream infrastructure related to production generated from the assets with a 25% interest.

Jefferies & Company, Inc. acted as financial advisor to Chesapeake on the transaction.

Management Comments

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented, “We are pleased to extend our existing relationship with Total as a JV partner in the Barnett Shale to now include the Utica Shale.  We believe that the Utica Shale is a world-class asset with world-class returns and now we have a world-class partner to help develop the play more aggressively than we could have with our own resources.  This Utica transaction is our seventh significant JV and in these seven JVs, Chesapeake has sold approximately 1.5 million net acres for total leasehold consideration of $14.8 billion while retaining 3.6 million net acres as of the JV date with an indicated value by the JV partners of $45.7 billion.”

INVESTOR CONTACTS:		MEDIA CONTACTS:		CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA	John J. Kilgallon	Michael Kehs	Jim Gipson	6100 North Western Avenue
(405) 767-4763	(405) 935-4441	(405) 935-2560	(405) 935-1310	P.O. Box 18496
jeff.mobley@chk.com	john.kilgallon@chk.com	michael.kehs@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154

Yves-Louis Darricarrere, Total Exploration & Production’s President, stated, “Total is delighted to be building on our technical successes with Chesapeake in the Barnett Shale JV and to expand into the liquid-rich Utica Shale play in Ohio.  This is consistent with our strategy to develop positions in unconventional plays with large potential and, in this case, with value predominantly linked to oil price.  This JV will provide us with a material position in a valuable long-term resource base under attractive terms and with a top-class operator.  Total is conscious of the environmental aspects linked to developing shale acreage and is confident in Chesapeake’s capacity to manage the Utica Shale operations in a responsible manner, utilizing the highest industry standards in this respect.”

ABOUT CHESAPEAKE:

Chesapeake Energy Corporation is the second-largest producer of natural gas, a Top 15 producer of oil and natural gas liquids and the most active driller of new wells in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S.  Chesapeake owns leading positions in the Barnett, Haynesville, Bossier, Marcellus and Pearsall natural gas shale plays and in the Granite Wash, Cleveland, Tonkawa, Mississippi Lime, Bone Spring, Avalon, Wolfcamp, Wolfberry, Eagle Ford, Niobrara, Three Forks/Bakken and Utica unconventional liquids plays.  The company has also vertically integrated its operations and owns substantial midstream, compression, drilling, trucking, pressure pumping and other oilfield service assets directly and indirectly through its subsidiaries Chesapeake Midstream Development, L.P. and Chesapeake Oilfield Services, L.L.C. and its affiliate Chesapeake Midstream Partners, L.P. (NYSE:CHKM).  Chesapeake’s stock is listed on the New York Stock Exchange under the symbol CHK.  Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.

ABOUT TOTAL:

Total is one of the largest integrated oil and gas companies in the world, with activities in more than 130 countries. The Group is also a first rank player in chemicals. Its 93,000 employees put their expertise to work in every part of the industry – exploration and production of oil and natural gas, refining and marketing, new energies, trading, and chemicals. Total is working to help satisfy the global demand for energy, both today and tomorrow. www.total.com.